Exhibit 99.1

Contact:	610-337-7000	For Immediate Release:
	Daniel Platt, ext. 1029	November 12, 2014
Shelly Oates, ext. 3202

AmeriGas Partners Reports Record Earnings for Fiscal 2014

VALLEY FORGE, Pa., November 12 - AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported net income attributable to AmeriGas Partners for the fiscal year ended September 30, 2014 of $289.9 million, compared to net income of $221.2 million for the fiscal year ended September 30, 2013. Improved results for fiscal 2014 resulted from colder than normal weather, synergies resulting from the Heritage Propane acquisition and the absence of $26.5 million of transition expenses recorded in fiscal 2013 associated with the integration of Heritage Propane.

Retail volumes sold for fiscal 2014 increased to 1.28 billion gallons from 1.25 billion gallons in the prior fiscal year. The increase in retail gallons sold in fiscal 2014 reflects temperatures that were 3.4% colder than normal and 8.8% colder than the prior year, according to the National Oceanic and Atmospheric Administration. The Partnership’s adjusted earnings before interest expense, income taxes, depreciation and amortization (Adjusted EBITDA) was $664.8 million for fiscal 2014 compared with $617.7 million in fiscal 2013, reflecting an increase in total margin partially offset by an increase in operating and administrative expenses and lower other income.

Retail volumes sold during the fourth quarter of fiscal 2014 were 211.0 million gallons, an increase of 5.6 million gallons from the fourth quarter of fiscal 2013, primarily due to increased residential volumes. Adjusted EBITDA for the quarter was $48.3 million compared with $46.5 million for the fourth quarter of fiscal 2013. The Partnership recorded a seasonal loss attributable to AmeriGas Partners for the fourth quarter of fiscal 2014 of $47.3 million compared to a seasonal loss of $54.1 million for the prior-year period.

Jerry E. Sheridan, president and chief executive officer of AmeriGas, said, “Fiscal 2014 will be remembered as a very successful, yet challenging, year for AmeriGas. Our nationwide infrastructure was a clear competitive advantage during the supply crunch this past winter and helped us deliver on our commitments to our customers and shareholders. We delivered strong financial results, generating $665 million of adjusted EBITDA, nearly doubling the earnings of AmeriGas from two years ago, while returning our distribution coverage and leverage ratios to the more conservative levels at which we have historically run the business.”

-MORE-

AmeriGas Partners Reports Record Earnings for Fiscal 2014	Page 2

Sheridan continued, “As we announced last week, assuming normal weather patterns this winter and given our assessment of current business conditions, we expect to report Adjusted EBITDA in the range of $670 million to $700 million and net income in the range of $308 million to $338 million for the fiscal year ending September 30, 2015.”

EBITDA, Adjusted EBITDA, and total margin are non-GAAP financial measures. Adjusted EBITDA is defined herein as earnings before interest expense, income taxes, depreciation and amortization, excluding unrealized and realized gains and losses on commodity derivative instruments entered into beginning April 1, 2014, not associated with current-period transactions and transition expenses associated with Heritage Propane. Total margin represents total revenues less total cost of sales. Management believes the presentation of these non-GAAP measures provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership. These measures are not comparable to measures used by other entities and should only be considered in conjunction with net income attributable to AmeriGas Partners, L.P.  A reconciliation of EBITDA and Adjusted EBITDA to the most comparable GAAP financial measure is included on the last page of this press release.

About AmeriGas
AmeriGas is the nation’s largest retail propane marketer, serving approximately two million customers in all 50 states from over 2,000 distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of the Partnership and the public owns the remaining 74%.

AmeriGas Partners, L.P. will hold a live Internet Audio Webcast of its conference call to discuss fiscal 2014 earnings and other current activities at 9:00 AM ET on Thursday, November 13, 2014. Interested parties may listen to the audio webcast both live and in replay on the Internet at
http://investors.amerigas.com/investor-relations/events-presentations or at the company website http://www.amerigas.com under Investor Relations. A telephonic replay will be available from 12:00 PM ET on November 13 through 11:59 PM on November 20. The replay may be accessed at (855) 859-2056, and internationally at 1-404-537-3406, conference ID 19612367.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, political, economic and regulatory conditions in the U.S. and abroad, and our ability to successfully integrate acquisitions and achieve anticipated synergies. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-13	###	11/12/14

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Propane	$499,167	$470,964	$3,440,868	$2,884,766
Other	61,082	61,006	272,067	281,777
	560,249	531,970	3,712,935	3,166,543
Costs and expenses:
Cost of sales - propane	284,092	264,846	2,034,592	1,571,574
Cost of sales - other	20,646	25,019	81,982	88,479
Operating and administrative expenses	219,956	210,661	963,963	943,928
Depreciation	37,095	41,638	154,020	159,306
Amortization	10,784	10,740	43,195	43,565
Other income, net	(5,916)	(9,118)	(27,450)	(32,503)
	566,657	543,786	3,250,302	2,774,349
Operating (loss) income	(6,408)	(11,816)	462,633	392,194
Interest expense	(40,617)	(41,213)	(165,581)	(165,432)
(Loss) income before income taxes	(47,025)	(53,029)	297,052	226,762
Income tax expense	(407)	(1,155)	(2,611)	(1,671)
Net (loss) income	(47,432)	(54,184)	294,441	225,091
Add net loss (deduct net income) attributable to noncontrolling interest	85	128	(4,548)	(3,869)
Net (loss) income attributable to AmeriGas Partners, L.P.	$(47,347)	$(54,056)	$289,893	$221,222
General partner’s interest in net (loss) income attributable to AmeriGas Partners, L.P.	$6,060	$4,850	$26,749	$21,498
Limited partners’ interest in net (loss) income attributable to AmeriGas Partners, L.P.	$(53,407)	$(58,906)	$263,144	$199,724
(Loss) income per limited partner unit (a)
Basic	$(0.58)	$(0.63)	$2.82	$2.14
Diluted	$(0.58)	$(0.63)	$2.82	$2.14
Average limited partner units outstanding:
Basic	92,888	92,842	92,876	92,832
Diluted	92,888	92,842	92,946	92,910
SUPPLEMENTAL INFORMATION:
Retail gallons sold (millions)	211.0	205.4	1,275.6	1,245.2
Wholesale gallons sold (millions)	10.5	19.9	93.4	101.8
EBITDA (b)	$41,556	$40,690	$655,300	$591,196
Adjusted EBITDA (b)	$48,270	$46,483	$664,795	$617,735
Expenditures for property, plant and equipment:
Maintenance capital expenditures	$23,315	$17,495	$70,287	$51,487
Transition capital related to Heritage integration	$—	$4,645	$—	$20,375
Growth capital expenditures	$10,327	$8,182	$43,647	$39,196

(a)
(Loss) income per limited partner unit is computed in accordance with accounting guidance regarding the application of the two-class method for determining earnings per share as it relates to master limited partnerships. Refer to Note 2 to the consolidated financial statements included in the AmeriGas Partners, L.P. Annual Report on Form 10-K for the fiscal year ended September 30, 2013.

(b)
Earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) should not be considered as an alternative to net income (loss) attributable to AmeriGas Partners, L.P. (as an indicator of operating performance) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States of America (“GAAP”). Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with that of other companies within the propane industry and (2) assess the Partnership’s ability to meet loan covenants. The Partnership’s definition of EBITDA may be different from those used by other companies.

(continued)

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)
(continued)

Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization from EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P. for the relevant years.

Management also uses EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses EBITDA to assess the profitability of the Partnership which is one of UGI Corporation’s reportable segments. UGI Corporation discloses the Partnership’s EBITDA in its disclosure about reportable segments as the profitability measure for its domestic propane segment.

Adjusted EBITDA is a non-GAAP financial measure. Management believes the presentation of this measure provides useful information to investors to more effectively evaluate the period-over-period results of operations of the Partnership. Management uses Adjusted EBITDA to exclude from AmeriGas Partners, L.P. EBITDA unrealized and realized gains and losses on commodity derivative instruments entered into beginning April 1, 2014, not associated with current-period transactions and other gains and losses that competitors do not necessarily have to provide additional insight into the comparison of year-over-year profitability to that of other master limited partnerships. Adjusted EBITDA is not comparable to measures used by other entities and should only be considered in conjunction with net income (loss) attributable to AmeriGas Partners, L.P.

The following table includes reconciliations of net income (loss) attributable to AmeriGas Partners, L.P. to EBITDA and Adjusted EBITDA for all periods presented:

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2014	2013	2014	2013
Net (loss) income attributable to AmeriGas Partners, L.P.	$(47,347)	$(54,056)	$289,893	$221,222
Income tax expense	407	1,155	2,611	1,671
Interest expense	40,617	41,213	165,581	165,432
Depreciation	37,095	41,638	154,020	159,306
Amortization	10,784	10,740	43,195	43,565
EBITDA	$41,556	$40,690	$655,300	$591,196
Heritage Propane acquisition and transition expenses	—	5,793	—	26,539
Net losses on commodity derivative instruments entered into beginning April 1, 2014, not associated with current period transactions	6,714	—	9,495	—
Adjusted EBITDA	$48,270	$46,483	$664,795	$617,735

The following table includes a reconciliation of forecasted net income attributable to AmeriGas Partners, L.P. to forecasted Adjusted EBITDA for the fiscal year ending September 30, 2015:

Forecast Fiscal Year Ending September 30, 2015
Net income attributable to AmeriGas Partners, L.P. (estimate)	$323,000
Interest expense (estimate)	163,000
Income tax expense (estimate)	4,000
Depreciation (estimate)	154,000
Amortization (estimate)	41,000
Adjusted EBITDA (c)	$685,000

(c)     Represents the midpoint of Adjusted EBITDA guidance range for fiscal 2015. Forecasted net income attributable to AmeriGas Partners,
L.P. for fiscal 2015 excludes the impact of potential gains or losses on commodity derivative instruments not associated with current period transactions since this number cannot be reasonably estimated / forecasted.